FOR IMMEDIATE RELEASE
McCORMICK REPORTS RECORD 2017 FINANCIAL RESULTS AND
STRONG GROWTH OUTLOOK FOR 2018
SPARKS, Md., Jan. 25, 2018 - McCormick & Company, Incorporated (NYSE:MKC), a global leader in flavor, today reported financial results for the fourth quarter that led to record results for the fiscal year ended November 30, 2017. The company provided an outlook for continued growth in 2018.

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For the fourth quarter, sales rose 21% from the year-ago period. In constant currency, the company grew sales 20%, with strong results in both the consumer and industrial segments. Earnings per share increased to $1.32 from $1.24 in the fourth quarter of 2016. Adjusted earnings per share rose 21% to $1.54 from $1.27 in the year-ago period.

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For fiscal 2017, sales rose 10% from the prior year with minimal impact from currency. Operating income was $702 million compared to $641 million in fiscal 2016. Adjusted operating income was $786 million, a 20% increase from $657 million for fiscal 2016, and a 21% increase in constant currency. Earnings per share increased to $3.72 from $3.69 in fiscal year 2016, and adjusted earnings per share rose 13% to $4.26 from $3.78.

•	Cash flow from operations grew 24% to a record $815 million in 2017. In November, an 11% increase to the quarterly dividend was authorized, marking the 32nd consecutive year of dividend increases.

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For the 2018 fiscal year, McCormick expects to increase sales year-on-year by 12% to 14%, which includes a one percentage point favorable currency impact. The company expects to achieve earnings per share of $6.89 to $7.14 in fiscal year 2018, including the non-recurring net favorable impact of the recent U.S. tax legislation, compared to $3.72 in 2017. Adjusted earnings per share is expected to be $4.80 to $4.90, which is an increase of 13% to 15% from $4.26 in 2017 and includes an estimated one percentage point favorable currency impact.

Chairman, President & CEO's Remarks
Lawrence E. Kurzius, Chairman, President and CEO, stated, "Our broad global flavor portfolio continues to drive growth and differentiate McCormick. In 2017, we delivered another year of record financial results with strong core business performance and the incremental impact of acquisitions. Our performance reflects the effectiveness of our strategies and engagement of employees around the world.

"We delivered growth in sales, operating income, and earnings per share in 2017. We exceeded each of our key financial targets in 2017. Our sales growth and focus on profit realization drove excellent financial results across both our consumer and industrial segments. In addition to our strong base business and new product growth, the acquisitions of RB Foods, Giotti and Gourmet Garden contributed to higher sales as valuable additions to our global portfolio of flavors. Through our Comprehensive Continuous Improvement (CCI) program, we are generating fuel for growth. Led by this program, we achieved $117 million in cost savings in 2017 and are well on our way to achieving our four-year $400 million goal of cost savings by 2019. Through the combination of our CCI program and our strategy to shift our portfolio to more value-added products, we expanded our adjusted operating margin. We also had a sixth consecutive year of record cash flow from operations, and in 2017, increased our quarterly dividend for the 32nd consecutive year. Along with these accomplishments, we are making measurable progress toward our 2025 sustainability goals. During 2017, we were recognized as a DiversityInc Top 50 Company, and Corporate Knights recently ranked McCormick in their 2018 Global 100 Most Sustainable Corporations Index as No. 1 in the food products industry for the second consecutive year.
"2017 was a milestone year for McCormick. We are proud of our performance and our continued growth trajectory heading into 2018. With new ideas, innovation and purpose, we are proactively adapting to changes in the industry. We are continuing to capitalize on the global and growing consumer interest in healthy, flavorful eating, the source and quality of ingredients, and sustainable and socially responsible practices. Our performance across our broad global portfolio is strong and we strengthened our flavor leadership further with the addition of the iconic French's and Frank's RedHot brands. Our enthusiasm for the acquisition of these brands and our confidence that it will drive significant shareholder value only strengthened in the fourth quarter. We are well positioned to capitalize on the opportunities for growth and cost savings. Our focus on growth by executing against our strategies, driving profit realization and strengthening our organization is the foundation of our future. In 2018, we expect to again exceed our 4% to 6% long-term constant currency objective for sales growth. We are balancing our resources and efforts to drive sales with our work to lower costs, and plan to achieve approximately $100 million in 2018 cost savings led by our CCI program. With higher sales and greater productivity, we expect to increase adjusted earnings per share 13% to 15%. Along with higher profit, we are working toward another year of strong cash flow.
“I want to recognize McCormick employees around the world for their efforts and engagement. With our vision to bring the joy of flavor to life and our steadfast focus on growth, performance, and people, we are confident in our continuing momentum for growth in 2018 to deliver strong financial results and build value for our shareholders."
Fourth Quarter 2017 Results
McCormick reported a 21% sales increase in the fourth quarter from the year-ago period, including a 1% favorable impact from currency. Sales from RB Foods and Giotti, acquired in August 2017 and December 2016, respectively, added 15% to the sales increase. The remaining increase was driven by new products and growth in the base business through brand marketing support, expanded distribution, and pricing actions taken to offset material cost inflation. The sales increase was broad-based between the company's consumer and industrial segments with growth in each region. In constant currency, the company grew sales 20%.

Gross profit margin increased 80 basis points versus the year-ago period. This expansion was driven by our shift in the portfolio to more value-added products and CCI-led cost savings, partially offset by the RB Food's transaction expenses related to the acquisition-date fair value adjustment of inventories. Operating income was $267 million in the fourth quarter compared to $219 million in the year-ago period. This increase was due to higher sales and gross profit margin expansion, offset in part by an increase in brand marketing, transaction and integration expenses from the acquisition of RB Foods and special charges. The company recognized $31 million of transaction and integration expenses in operating income related to the RB Foods acquisition in the fourth quarter of 2017. The company recorded $9 million of special charges in the fourth quarter of 2017 related to organization and streamlining actions versus $6 million in 2016. Excluding transaction and integration expenses as well as special charges adjusted gross profit margin increased 180 basis points from the year-ago period and adjusted operating income was $307 million compared to $225 million. In constant currency, the company grew adjusted operating income 36% from the fourth quarter of 2016.
Earnings per share was $1.32 in the fourth quarter of 2017 compared to $1.24 in the year-ago period. Transaction and integration expenses and special charges lowered earnings per share by $0.22 and $0.03 in 2017 and 2016, respectively. The increase in earnings per share was driven by higher operating income and a lower income tax rate, partially offset by higher interest expense and shares outstanding. Excluding the impact of transaction and integration expenses as well as special charges included in operating income, adjusted earnings per share increased 21% to $1.54 in the fourth quarter of 2017 compared to $1.27 in the year-ago period.
Fiscal Year 2017 Results
McCormick reported a 10% sales increase in 2017 compared to 2016 with minimal impact from currency. Incremental sales from acquisitions, which included RB Foods and Giotti as well as Gourmet Garden, acquired in April 2016, contributed 6% to the sales increase. The remaining increase was driven by new products and growth in the base business through brand marketing support, expanded distribution, and pricing actions taken to offset material cost inflation. In constant currency, the company grew sales 10%.

Gross profit margin increased 10 basis points over the prior year. This expansion was driven by our shift in the portfolio to more value-added products and CCI-led cost savings, partially offset by the RB Food's transaction expenses related to the acquisition-date fair value adjustment of inventories. Operating income was $702 million in 2017 compared to $641 million in the prior year and operating income margin was comparable. In 2017 compared to 2016, the favorable impact of higher sales and CCI-led cost savings more than offset higher material costs, an increase in brand marketing and special charges as well as transaction and integration expenses from the acquisition of RB Foods. The company recognized $62 million of transaction and integration expenses in operating income related to the RB Foods acquisition in 2017. The company recorded $22 million of special charges in 2017 related to organization and streamlining actions versus $16 million in 2016. Excluding transaction and integration expenses as well as special charges, adjusted gross profit margin increased 50 basis points from 2016 and adjusted operating income was $786 million compared to $657 million. In constant currency, the company grew adjusted operating income 21%. The company expanded adjusted operating margin 140 basis points from the prior year.

Earnings per share was $3.72 in 2017 compared to $3.69 in the prior year. Transaction and integration expenses, including $15 million of other debt costs, as well as special charges lowered earnings per share by $0.54 and $0.09 in 2017 and 2016, respectively. The increase in earnings per share was driven by higher operating income partially offset by higher interest expense and special charges. Excluding the impact of transaction and integration expenses as well as special charges included in operating income, adjusted earnings per share increased 13% to $4.26 in 2017 compared to $3.78 in the prior year. This increase includes the unfavorable impact of foreign currency rates.
Net cash provided by operating activities reached a record $815 million in 2017, a 24% increase from $658 million in 2016, driven by working capital improvements. A portion of this cash was used to pay down debt.
Fiscal Year 2018 Financial Outlook
McCormick is a global leader in flavor - a growing and advantaged business platform. The company expects continued global growth in consumer demand for great taste and healthy eating. McCormick is aligned with consumers' increased interest in bolder flavors, demand for convenience and focus on fresh, natural ingredients as well as greater transparency around the sourcing and quality of food. Through its growth strategies, the company is well-positioned to meet this increased consumer demand and drive sales of its broad flavor portfolio through brand marketing, new products and expanded distribution.
In 2018, the company expects to grow sales 12% to 14% compared to 2017, including a one percentage point favorable impact from currency rates. The company expects to drive sales growth with the incremental impact of acquisitions completed in 2017, new products, brand marketing and expanded distribution. Sales growth is also expected to include the incremental impact of pricing from 2017 in addition to actions taken in 2018 to offset an anticipated low-single digit increase in material costs. The company has plans to achieve at least $100 million of cost savings and intends to use these savings to improve margins, fund an increase in brand marketing, and as a further offset to increased material costs.
Operating income in 2018 is expected to grow 32% to 34% from $702 million of operating income in 2017. Integration expenses from the RB Foods acquisition of approximately $23 million are currently projected to impact operating income for 2018. Special charges of approximately $18 million are currently projected for 2018 that relate to previously announced organization and streamlining actions. Excluding the impact of transaction and integration expenses as well as special charges in 2018 and 2017, the expected growth in adjusted operating income is 23% to 25% from adjusted operating income of $786 million in 2017. This growth includes an estimated one percentage point favorable impact from currency.
McCormick projects 2018 earnings per share to be in the range of $6.89 to $7.14 compared to $3.72 of earnings per share in 2017. Excluding an anticipated favorable per share impact in 2018 of $2.09 to $2.24, consisting of the estimated net favorable non-recurring impact of the recent U.S. tax legislation, partially offset by the estimated effects of integration expenses related to RB Foods and of special charges, the company projects 2018 adjusted earnings per share to be in the range of $4.80 to $4.90. This is an increase of 13% to 15% from adjusted earnings per share of $4.26 in 2017 and includes the estimated reduction to approximately 24% of our projected underlying effective tax rate associated with the recent U.S. tax legislation. The 13% to 15% projected range of growth in 2018 adjusted earnings per share also includes an estimated one percentage point favorable impact from currency. The impact of favorable currency is expected to be greater in the first half of the year than in the second half. For fiscal year 2018, the company projects another year of strong cash flow, with plans to return a significant portion to McCormick's shareholders through dividends and to pay down debt.

Business Segment Results
Consumer Segment

(in millions)	Three months ended		Twelve months ended
	11/30/2017	11/30/2016	11/30/2017	11/30/2016
Net sales	$978.3	$815.6	$2,970.1	$2,753.2
Operating income	207.3	180.8	508.2	481.6
Operating income, excluding special charges, transaction and integration expenses	235.3	182.8	564.2	490.8
The company grew consumer segment sales 20% when compared to the fourth quarter of 2016. In constant currency, sales rose 18% with increases in each of the company's three regions.

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Consumer sales in the Americas rose 25% from the year ago period. In constant currency, sales rose 24% with RB Foods contributing 19% to sales growth. The company also increased sales driven by pricing, new products and expanded distribution. Growth was achieved across the branded portfolio including McCormick and Lawry's spices and seasonings, McCormick recipe mixes and breakfast products and Gourmet Garden products as well as in private label.

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Fourth quarter consumer sales in Europe, Middle East and Africa (EMEA) increased 9%. In constant currency, sales rose 2% with RB Foods contributing 1% to sales growth. The base sales growth was led by Ducros and Vahine branded products driven by pricing and higher volume.

•	Consumer sales in the Asia/Pacific region rose 6% and in constant currency, sales rose 4% from the year ago period. The sales growth was led by China and India.
Consumer segment operating income, excluding transaction and integration expenses and special charges, rose 29% to $235 million for the fourth quarter of 2017 compared to $183 million in the year-ago period. In constant currency, it rose 28%. The favorable impact of higher sales and CCI-led cost savings more than offset the unfavorable impact of increases in material costs and brand marketing.
Industrial Segment

(in millions)	Three months ended		Twelve months ended
	11/30/2017	11/30/2016	11/30/2017	11/30/2016
Net sales	$512.6	$411.4	$1,864.0	$1,658.3
Operating income	59.6	38.3	194.2	159.4
Operating income, excluding special charges, transaction and integration expenses	72.1	42.5	222.1	166.2

Industrial segment sales increased 25% from the fourth quarter of 2016. In constant currency, the industrial segment grew sales 23%, with significant increases in each of the company's three regions.

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Industrial sales in the Americas increased 25% from the year-ago period. In constant currency, sales rose 24% with incremental sales from RB Foods contributing 19% to sales growth. This growth was led by increased sales of snack seasonings in the U.S. and Mexico, a double-digit increase in savory flavor products and continued growth in branded foodservice.

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In EMEA, industrial sales grew 33% in the fourth quarter. In constant currency, sales rose 31%, with acquisitions contributing 22% driven primarily by Giotti. Sales to both quick service restaurants and packaged food companies increased during the period. Industrial sales in this region were unfavorably impacted by the discontinuation of a lower margin business.

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Industrial sales in the Asia/Pacific region increased 13% in the fourth quarter of 2017 versus the same period in 2016 and in constant currency, the increase was 11%. The growth was driven by strong performance in China from new products and promotional products for quick service restaurants.

Industrial segment operating income, excluding transaction and integration expenses and special charges, rose 70% to $72 million for the fourth quarter of 2017 compared to $43 million in the year-ago period with minimal impact from currency. The favorable impact of higher sales, product mix, and CCI-led cost savings more than offset the unfavorable impact of higher material costs.
Non-GAAP Financial Measures

The tables below include financial measures of adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted operating income margin, adjusted income from unconsolidated operations, adjusted net income and adjusted diluted earnings per share, each excluding the impact of special charges for each of the periods presented. These financial measures also exclude the impact of items associated with our acquisition of RB Foods on August 17, 2017 (in particular, the amortization of the acquisition-date fair value adjustment of inventories that is included in cost of goods sold, transaction and integration expenses, and other debt costs) as these items significantly impact comparability between years. These financial measures also exclude, for 2018, and the comparison of our expected results for 2018 to 2017, the net estimated impact of the effects of the repatriation tax and re-measurement of our U.S. deferred tax assets and liabilities as a result of the recent U.S. tax legislation as these items will significantly impact comparability between years. Adjusted gross profit, adjusted gross profit margin, adjusted operating income, adjusted net income and adjusted diluted earnings per share represent non-GAAP financial measures which are prepared as a complement to our financial results prepared in accordance with United States generally accepted accounting principles.

In our consolidated income statement, we include the amortization of the acquisition-date inventory fair value adjustment within cost of goods sold as acquired inventory is sold. In our consolidated income statement, we include separate line items captioned “Special charges” and “Transaction and integration expenses” in arriving at our consolidated operating income. In our consolidated income statement, we include a separate line item captioned “Other debt costs” in arriving at our consolidated net income. Special charges consist of expenses associated with certain actions undertaken by the company to reduce fixed costs, simplify or improve processes, and improve our competitiveness and are of such significance in terms of both up-front costs and organizational/structural impact to require advance approval by our Management Committee, comprised of our Chairman, President and Chief Executive Officer; Executive Vice President and Chief Financial Officer; President Global Industrial Segment and McCormick International; President Global Consumer Segment and Americas; Senior Vice President, Human Relations; and Senior Vice President, Strategy and Global Enablement. Upon presentation of any such proposed action (including details with respect to estimated costs, which generally consist principally of employee severance and related benefits, together with ancillary costs associated with the action that may include a non-cash component or a component which relates to inventory adjustments that are included in cost of goods sold; impacted employees or operations; expected timing; and expected benefits) to the Management Committee and the Committee’s advance approval, expenses associated with the approved action are classified as special charges upon recognition and monitored on an on-going basis through completion.

Transaction and integration expenses consists of expenses associated with the acquisition or integration of the RB Foods business. These costs primarily consist of amortization of the acquisition-date fair value adjustment of inventories that is included in cost of goods sold; outside advisory, service and consulting costs; employee-related costs; and other costs related to the acquisition, including the costs related to the bridge financing commitment that is included in other debt costs. We anticipate incurring additional integration costs in 2018.

We believe that these non-GAAP financial measures are important. The exclusion of special charges, the impact of the acquisition date-inventory fair value adjustment on cost of goods sold, transaction and integration expenses, and other debt costs provide additional information that enables enhanced comparisons to prior periods and, accordingly, facilitates the development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our ongoing operations and analyze our business performance and trends.

These non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. In addition, these non-GAAP financial measures may not be comparable to similarly titled measures of other companies because other companies may not calculate them in the same manner that we do. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP financial measures to the related GAAP financial measures is provided below:

(in millions except per share data)	Three months ended		Twelve months ended
	11/30/17	11/30/16	11/30/17	11/30/16
Gross profit	$668.2	$540.0	$2,010.2	$1,831.7

Impact of special charges, transaction and integration expenses included in cost of goods sold (1)	15.0	0.3	20.9	0.3

Adjusted gross profit	$683.2	$540.3	$2,031.1	$1,832.0

Adjusted gross profit margin (2)	45.8%	44.0%	42.0%	41.5%

Operating income	$266.9	$219.1	$702.4	$641.0

Impact of special charges, transaction and integration expenses included in cost of goods sold (1)	15.0	0.3	20.9	0.3
Impact of other transaction and integration expenses (1)	16.3	—	40.8	—
Impact of other special charges (3)	9.2	5.9	22.2	15.7

Adjusted operating income	$307.4	$225.3	$786.3	$657.0
% increase versus prior period	36.4%		19.7%

Adjusted operating income margin (2)	20.6%	18.4%	16.3%	14.9%

Income from unconsolidated operations	$10.3	$11.9	$33.9	$36.1
Impact of special charges attributable to non-controlling interests (4)	—	(1.9)	—	(1.9)
Adjusted income from unconsolidated operations	$10.3	$10.0	$33.9	$34.2
% increase (decrease) versus prior period	3.0%		(0.9)%

Net income	$175.7	$157.4	$477.4	$472.3
Impact of total transaction and integration expenses (1)	22.4	—	53.5	—
Impact of total special charges (3)	6.7	5.6	15.8	13.0
Impact of total special charges attributable to non-controlling interests (4)	—	(1.9)	—	(1.9)
Adjusted net income	$204.8	$161.1	$546.7	$483.4
% increase versus prior period	27.1%		13.1%

Earnings per share - diluted	$1.32	$1.24	$3.72	$3.69
Impact of total transaction and integration expenses (1)	0.17	—	0.42	—
Impact of total special charges (3)	0.05	0.04	0.12	0.10
Impact of total special charges attributable to non-controlling interests (4)	—	(0.01)	—	(0.01)
Adjusted earnings per share - diluted	$1.54	$1.27	$4.26	$3.78
% increase versus prior period	21.3%		12.7%

(1)
The following reconciles the transaction and integration expenses related to the acquisition of RB Foods that are recorded in our consolidated income statement for the three and twelve months ended November 30, 2017 (in millions, except per share amounts):

		Three months ended 11/30/17	Twelve months ended 11/30/17
	Transaction and integration expenses included in cost of goods sold	$15.0	$20.9
	Reflected in transaction and integration expenses	16.3	40.8
	Transaction and integration expenses included in operating income	31.3	61.7
	Transaction and integration expenses included in other debt costs	—	15.4
	Total pre-tax transaction and integration expenses	31.3	77.1
	Less: Tax effect	(8.9)	(23.6)
	Total after-tax transaction and integration expenses	$22.4	$53.5

(2)
Adjusted gross profit margin is calculated as adjusted gross profit as a percentage of net sales for each period presented. Adjusted operating income margin is calculated as adjusted operating income as a percentage of net sales for each period presented.

(3)
Total special charges of $9.2 million and $22.2 million for the three and twelve months ended November 30, 2017 are net of taxes of $2.5 million and $6.4 million, respectively. Total special charges of $6.2 million and $16.0 million for the three and twelve months ended November 30, 2016 are net of taxes of $0.6 million and $3.0 million, respectively.

(4)
In 2016, represents the portion of the total special charge of $2.8 million, net of tax of $0.9 million, for the three and twelve months ended November 30, 2016 associated with our exit of a consolidated joint venture in South Africa, attributable to our former joint venture partner.

Because we are a multi-national company, we are subject to variability of our reported U.S. dollar results due to changes in foreign currency exchange rates. Those changes have been volatile over the past several years. The exclusion of the effects of foreign currency exchange, or what we refer to as amounts expressed “on a constant currency basis”, is a non-GAAP measure. We believe that this non-GAAP measure provides additional information that enables enhanced comparison to prior periods excluding the translation effects of changes in rates of foreign currency exchange and provides additional insight into the underlying performance of our operations located outside of the U.S. It should be noted that our presentation herein of amounts and percentage changes on a constant currency basis does not exclude the impact of foreign currency transaction gains and losses (that is, the impact of transactions denominated in other than the local currency of any of our subsidiaries in their local currency reported results).
Percentage changes in sales and adjusted operating income expressed in “constant currency” are presented excluding the impact of foreign currency exchange. To present this information for historical periods, current period results for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average exchange rates in effect during the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year. Constant currency growth rates follow:

	Three months ended November 30, 2017
	Percentage change as reported	Impact of foreign currency exchange	Percentage change on constant currency basis
Net sales
Consumer segment
Americas	24.8%	0.4%	24.4%
EMEA	8.6%	6.1%	2.5%
Asia/Pacific	6.0%	2.0%	4.0%
Total consumer segment	19.9%	1.6%	18.3%
Industrial segment
Americas	24.5%	0.9%	23.6%
EMEA	32.6%	1.7%	30.9%
Asia/Pacific	12.8%	1.7%	11.1%
Total industrial segment	24.6%	1.1%	23.5%
Total net sales	21.5%	1.5%	20.0%
Adjusted operating income
Consumer segment	28.7%	1.0%	27.7%
Industrial segment	69.6%	(0.40)%	70.0%
Total adjusted operating income	36.4%	0.8%	35.6%

	Twelve months ended November 30, 2017
	Percentage change as reported	Impact of foreign currency exchange	Percentage change on constant currency basis
Net sales
Consumer segment
Americas	11.2%	0.1%	11.1%
EMEA	(1.60)%	0.7%	(2.30)%
Asia/Pacific	6.4%	(2.50)%	8.9%
Total consumer segment	7.9%	(0.10)%	8.0%
Industrial segment
Americas	10.8%	(0.40)%	11.2%
EMEA	20.5%	(6.40)%	26.9%
Asia/Pacific	9.0%	(1.10)%	10.1%
Total industrial segment	12.4%	(1.60)%	14.0%
Total net sales	9.6%	(0.70)%	10.3%
Adjusted operating income
Consumer segment	15.0%	0.1%	14.9%
Industrial segment	33.6%	(3.50)%	37.1%
Total adjusted operating income	19.7%	(0.80)%	20.5%

The following provides a reconciliation of our estimated earnings per share to adjusted earnings per share for 2018 and actual results for 2017:

(in millions except per share data)	Twelve Months Ended
	2018 projection	11/30/17
Earnings per share - diluted	$6.89 to $7.14	$3.72
Impact of special charges, transaction and integration expenses, and other debt costs	0.24	0.54
Estimated non-recurring benefit, net, of recent U.S. tax legislation	(2.33) to (2.48)	—
Adjusted earnings per share	$4.80 to $4.90	$4.26

Live Webcast
As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick website. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.
Forward-looking Information

Certain information contained in this release, including statements concerning expected performance such as those relating to net sales, earnings, cost savings, acquisitions, brand marketing support and income tax expense, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements may be identified by the use of words such as “may,” “will,” “expect,” “should,” “anticipate,” "intend," “believe” and “plan.” These statements may relate to: the expected results of operations of businesses acquired by the company, including the acquisition of RB Foods; the expected impact of raw material costs and pricing actions on the company's results of operations and gross margins; the expected impact of productivity improvements, including those associated with our CCI program and global enablement initiative; the expected working capital improvements; expectations regarding growth potential in various geographies and markets, including the impact from customer, channel, category, and e-commerce expansion; expected trends in net sales and earnings performance and other financial measures; the expected impact of the U.S. tax legislation passed in December 2017; the expectations of pension and postretirement plan contributions and anticipated charges associated with such plans; the holding period and market risks associated with financial instruments; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as the availability of bank financing, the anticipated sufficiency of future cash flows to enable the payments of interest and repayment of short- and long-term debt as well as quarterly dividends and the ability to issue additional debt or equity securities; and expectations regarding purchasing shares of McCormick's common stock under the existing repurchase authorization.
These and other forward-looking statements are based on management's current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by factors such as: damage to the company's reputation or brand name; loss of brand relevance; increased private label use; product quality, labeling, or safety concerns; negative publicity about our products; business interruptions due to natural disasters or unexpected events; actions by, and the financial condition of, competitors and customers; the company's inability to achieve expected and/or needed cost savings or margin improvements; negative employee relations; the lack of successful acquisition and integration of new businesses, including the acquisition of RB Foods; difficulties or delays in the successful transition of RB Foods from the information technology systems of the seller to those of McCormick as well as risks associated with the integration and transition of the operations, systems and personnel of the RB Foods, within the remaining term of the post-closing transition services agreement between McCormick and the seller in the first half of 2018; issues affecting the company's supply chain and raw materials, including fluctuations in the cost and availability of raw and packaging materials; government regulation, and changes in legal and regulatory requirements and enforcement practices; global economic and financial conditions generally, including the availability of financing, and interest and inflation rates; the effects of increased level of debt service following the RB Foods acquisition as well as the effects that such increased debt service may have on the company's ability to react to certain economic and industry conditions and ability to borrow or the cost of any such additional borrowing; the interpretations and assumptions we have made, and guidance that may be issued, regarding the U.S. tax legislation enacted in December 2017; assumptions we have made regarding the investment return on retirement plan assets, and the costs associated with pension obligations; foreign currency fluctuations; the stability of credit and capital markets; risks associated with the company's information technology systems, including the threat of data breaches and cyber attacks; fundamental changes in tax laws; volatility in our effective tax rate; climate change; infringement of intellectual property rights, and those of customers; litigation, legal and administrative proceedings; and other risks described in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.
About McCormick
McCormick & Company, Incorporated is a global leader in flavor. With $4.8 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings the Joy of Flavor to Life™.
For more information, visit www.mccormickcorporation.com
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For information contact:
Investor Relations:
Kasey Jenkins (410) 771-7140 or kasey_jenkins@mccormick.com
Corporate Communications:

Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com

(Financial tables follow)

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement
(In millions except per-share data)
	Three months ended		Twelve months ended
	November 30, 2017	November 30, 2016	November 30, 2017	November 30, 2016
Net sales	$1,490.9	$1,227.0	$4,834.1	$4,411.5
Cost of goods sold	822.7	687.0	2,823.9	2,579.8
Gross profit	668.2	540.0	2,010.2	1,831.7
Gross profit margin	44.8%	44.0%	41.6%	41.5%
Selling, general and administrative expense	375.8	315.0	1,244.8	1,175.0
Transaction and integration expenses	16.3	—	40.8	—
Special charges	9.2	5.9	22.2	15.7
Operating income	266.9	219.1	702.4	641.0
Interest expense	44.8	14.3	95.7	56.0
Other debt costs	—	—	15.4	—
Other income, net	1.0	2.2	3.5	4.2
Income from consolidated operations before income taxes	223.1	207.0	594.8	589.2
Income taxes	57.7	61.5	151.3	153.0
Net income from consolidated operations	165.4	145.5	443.5	436.2
Income from unconsolidated operations	10.3	11.9	33.9	36.1
Net income	$175.7	$157.4	$477.4	$472.3

Earnings per share - basic	$1.34	$1.25	$3.77	$3.73

Earnings per share - diluted	$1.32	$1.24	$3.72	$3.69

Average shares outstanding - basic	131.1	125.8	126.8	126.6
Average shares outstanding - diluted	132.6	127.2	128.4	128.0

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet
(In millions)
	November 30, 2017	November 30, 2016
Assets
Cash and cash equivalents	$186.8	$118.4
Trade accounts receivable, net	555.1	465.2
Inventories	793.3	756.3
Prepaid expenses and other current assets	81.8	81.9
Total current assets	1,617.0	1,421.8
Property, plant and equipment, net	809.1	669.4
Goodwill	4,490.1	1,771.4
Intangible assets, net	3,071.1	424.9
Investments and other assets	398.5	348.4
Total assets	$10,385.8	$4,635.9

Liabilities
Short-term borrowings and current portion of long-term debt	$583.2	$393.2
Trade accounts payable	639.9	450.8
Other accrued liabilities	724.2	578.7
Total current liabilities	1,947.3	1,422.7
Long-term debt	4,443.9	1,054.0
Deferred taxes	1,094.5	79.9
Other long-term liabilities	329.2	441.2
Total liabilities	7,814.9	2,997.8
Shareholders’ equity
Common stock	1,672.9	1,084.2
Retained earnings	1,166.5	1,056.8
Accumulated other comprehensive loss	(279.5)	(514.4)
Non-controlling interests	11.0	11.5
Total shareholders’ equity	2,570.9	1,638.1
Total liabilities and shareholders’ equity	$10,385.8	$4,635.9

Fourth Quarter Report	McCormick & Company, Incorporated

Consolidated Cash Flow Statement
(In millions)
	Twelve Months Ended
	November 30, 2017	November 30, 2016
Operating activities
Net income	$477.4	$472.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	125.2	108.7
Stock-based compensation	23.9	25.6
Special charges and transaction and integration expenses	19.1	7.2
Amortization of inventory fair value adjustment associated with acquisition of RB Foods	20.9	—
Loss on sale of assets	1.3	1.5
Deferred income tax expense (benefit)	24.1	(40.0)
Income from unconsolidated operations	(33.9)	(36.1)
Settlement of forward-starting interest rate swaps	(2.9)	—
Changes in operating assets and liabilities	136.6	81.5
Dividends from unconsolidated affiliates	23.6	37.4
Net cash flow provided by operating activities	815.3	658.1

Investing activities
Acquisitions of businesses	(4,327.4)	(120.6)
Proceeds from exit of consolidated joint venture (net of cash paid of $0.9)	—	4.2
Capital expenditures	(182.4)	(153.8)
Proceeds from sale of property, plant and equipment	1.1	1.7
Proceeds from insurance	0.4	1.4
Net cash flow used in investing activities	(4,508.3)	(267.1)

Financing activities
Short-term borrowings, net	(134.6)	251.7
Long-term debt borrowings	3,989.6	6.0
Payment of debt issuance costs	(7.7)	—
Long-term debt repayments	(272.7)	(202.0)
Proceeds from exercised stock options	29.5	36.8
Taxes withheld and paid on employee stock awards	(5.8)	(3.5)
Payment of contingent consideration	(19.7)	—
Purchase of minority interest	(1.2)	—
Issuance of common stock non-voting (net of issuance costs of $0.9)	554.0	—
Common stock acquired by purchase	(137.8)	(242.7)
Dividends paid	(237.6)	(217.8)
Net cash flow provided by (used in) financing activities	3,756.0	(371.5)

Effect of exchange rate changes on cash and cash equivalents	5.4	(13.7)
Increase in cash and cash equivalents	68.4	5.8
Cash and cash equivalents at beginning of period	118.4	112.6

Cash and cash equivalents at end of period	$186.8	$118.4